Exhibit 3.1

STATE of DELAWARE CERTIFICATE of INCORPORATION A STOCK CORPORATION	State of Delaware Secretary of State Division of Corporations Delivered 03:50 PM 03/02/2021 FILED 03:50 PM 03/02/2021 SR 20210770017 - File Number 5326146

ARTICLE I.

The name of this Corporation is PACIFICO ACQUISITION CORP.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 651 N. Broad St., Suite 206, Middletown DE 19709. The county of the registered office is NEW CASTLE. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC..

ARTICLE III.

The total number of shares of common stock that the corporation shall be authorized to issue is 1500 at $0.00001 par value.

ARTICLE IV.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE V.

The name and mailing address of the incorporator is Lovette Dobson at 17350 State Hwy 249 #220, Houston, TX 77064.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

Dated: March 2nd, 2021

Lovette Dobson, Incorporator